Exhibit 23.1

REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WageWorks, Inc.:

We consent to the use of our report dated February 25, 2013, with respect to the consolidated balance sheets of WageWorks, Inc. and subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

February 28, 2013